Exhibit 23.5

Zurich, 7 December 2017

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3 No. 333-204908), as amended, and the related prospectus of UBS AG and UBS Switzerland AG for the registration of debt securities and warrants and to the incorporation by reference therein of our reports dated 9 March 2017, with respect to the consolidated financial statements of UBS AG, and the effectiveness of internal control over financial reporting of UBS AG, included in its Annual Report (Form 20-F) for the year ended 31 December 2016, filed with the Securities and Exchange Commission.

Ernst & Young Ltd

/s/ Marie-Laure Delarue	/s/ Ira Fitlin
Name: Marie-Laure Delarue	Name: Ira Fitlin
Title: Licensed Audit Expert	Title: Certified Public Accountant (U.S.)